As filed with the U.S. Securities and Exchange Commission on June 2, 2014

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APT Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	99-0370904
(State or other jurisdiction of	(I.R.S. Employee Identification No.)
incorporation or organization)

3400 Manulife Place
10180-101 Street
Edmonton, AB T5J 3S4
(Address of Principal Executive Offices)(Zip Code)

Agreement with Legal Counsel
(Full title of the plan)

Glenda Dowie
Chief Executive Officer and President
APT Systems, Inc.
3400 Manulife Place
10180-101 Street
Edmonton, AB T5J 3S4
(780) 270-6048
(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

COPIES TO:

David Feldman, Esq.

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, New York 10017

Phone: (212) 931-8700

Fax: (212) 997-4242

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration
registered	(1)	(3)	(3)	fee
Common Stock	85,000(2)	85,000(2)	$55,250	$7.12

(1)

Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)

Represents the number of shares of common stock currently reserved for issuance pursuant to the Agreement with Legal Counsel.

(3)

Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the book value of the common stock as of May 29, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)

The Registrant's Annual Report on Form 10-K for the year ended January 31, 2014 filed with the Commission on May 29, 2014.

(b)

The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-54865) filed with the Commission on December 7, 2012, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Richardson & Patel LLP and its attorneys may accept shares of the Registrant’s common stock in exchange for services rendered to the Registrant and, although the law firm and its attorneys are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its attorneys do not own shares of the Registrant’s common stock. The registrant has included for registration in this Form S-8 a total of 85,000 shares of common stock which will be issued to certain attorneys of Richardson & Patel, LLP for services rendered.

Item 6. Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Charter Provisions and Other Arrangements

Our certificate of incorporation provides that no director for the corporation shall have personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
3.1	Certificate of Incorporation(1)
3.2	Bylaws(1)
4.1	Agreement with Legal Counsel*
5	Opinion of Richardson & Patel LLP regarding legality*
23.1	Consent of Cutler & Co., LLC*
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

(1)

Previously filed as an exhibit to the registration statement on Form S-1 on May 23, 2012.

*Filed herewith.

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Edmonton, Canada on June 2, 2014.

APT Systems, Inc.

/s/ Glenda Dowie

By: Glenda Dowie

Its: President and Chief Executive Officer

(Principal Executive Officer)

/s/ Carl Hussey

By: Carl Hussey

Its: Treasurer and Chief Financial Officer

(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Glenda Dowie	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2014
Glenda Dowie	Title	Date

/s/ Joseph Gagnon	Secretary, Chief Technology Officer and Director	June 2, 2014
Joseph Gagnon	Title	Date

/s/ Carl Hussey	Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 2, 2014
Carl Hussey	Title	Date

INDEX TO EXHIBITS

Exhibit	Description
3.1	Certificate of Incorporation(1)
3.2	Bylaws(1)
4.1	Agreement with Legal Counsel*
5	Opinion of Richardson & Patel LLP regarding legality*
23.1	Consent of Cutler & Co., LLC*
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

(1)

Previously filed as an exhibit to the registration statement on Form S-1 on May 23, 2012.

*Filed herewith.